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                               RULE 18f-3 PLAN

                                      OF

                        DLJ WINTHROP OPPORTUNITY FUNDS


         1. This plan is the written plan (the "Plan") contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the issuance and distribution of multiple classes of shares representing interests in the same portfolio of securities of each of DLJ Winthrop Developing Markets Fund ("Developing Markets Fund") and DLJ Winthrop International Equity Fund ("International Equity Fund", and together with the Developing Markets Fund, the "Equity Funds"), the DLJ Winthrop Tax Exempt Money Fund and the DLJ Winthrop U.S. Government Money Fund (the "Money Funds") and the DLJ Winthrop High Income Fund (the "High Income Fund", and together with the Equity Funds and the Money Funds, the "Opportunity Funds") or any future series of DLJ Winthrop Opportunity Funds (the "Trust") that may be created.

         2. The Trust may issue multiple classes of shares, subject to such front-end sales loads, contingent deferred sales loads, redemption fees, and waivers therefrom, each up to the maximum limit and to the maximum extent permitted by the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., as such rules and regulations may be amended from time to time, as may be described in the Trust's Registration Statement from time to time as such changes may be approved by the Board of Trustees.

         3. Each class shall have a different arrangement for shareholder services or the distribution of shares or both, and shall pay the expenses of that arrangement. Each class may pay a different share of expenses related

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to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

         4. Each class may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Opportunity Funds to the different investment performance of each class.

         5. Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement.

         6. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

         7. Each class shall have in all other respects the same rights and obligations as each other class.

         8. Expenses may be waived or reimbursed by the Opportunity Funds' adviser, underwriter, or any other provider of services to the Opportunity Funds.

         9. Income, realized and unrealized capital gains and losses, and expenses of the Opportunity Funds not allocated to a particular class, except as set forth above, shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Opportunity Funds.

         10. Each Opportunity Fund may be offered with an exchange privilege providing that securities of the class may be exchanged for certain securities of another Opportunity Fund or a fund advised by the Trust's investment advisers or whose securities are distributed by the Trust's distributor or otherwise.

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         11. Each Opportunity Fund may be offered with a conversion feature providing that shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time, provided that such conversion will be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses, including payments authorized under a Rule 12b-1 plan for the Target Class are not higher than the expenses, including payments authorized under a Rule 12b-1 plan, for the Purchase Class; and, if the amount of expenses, including payments authorized under a Rule 12b-1 plan, for the Target Class are increased materially without approval of the shareholders of the Purchase Class, the Opportunity Fund will establish a new Target Class for the Purchase Class on the same terms as applied to the Target Class before that increase.

         12. Each Opportunity Fund may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.

         13. The Developing Markets Fund currently intends to offer two classes of shares and the International Equity Fund and the High Income Fund currently intend to offer three classes of shares (each, a "Class") but reserves the right to issue additional classes. Each Equity Fund's Class A shares are offered subject to a front-end sales load of up to 5.75% as a percentage of the offering price, a limited contingent deferred sales charge ("CDSC") of the lesser of 1% of the net asset value at the time of purchase or at the time of redemption if re-

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deemed within 12 months of purchase (applicable to investments over $1 million), and a management fee of 1.25% of average daily net assets and a Rule 12b-1 fee of .25% of average daily net assets. The High Income Fund's Class A shares are offered subject to a front-end sales load of up to 4.75% as a percentage of the offering price, a limited CDSC of the lesser of 1% of the net asset value at the time of purchase or at the time of redemption if redeemed within 12 months of purchase (applicable to investments over $1 million), and a management fee computed and payable monthly in an amount equal to the aggregate of .75 of 1% of the Fund's average daily net asset value on an annualized basis with such amount reduced to .625 of 1% of the Fund's average daily net assets over $500 million and a Rule 12b-1 fee of .30% of average daily net assets. Each Equity Fund's Class B shares and High Income Fund Class B shares are offered subject to a CDSC of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years of purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase. Each Equity Fund's Class B shares also are subject to a management fee of 1.25% and a Rule 12b-1 fee at an annual rate of 1.00% of average daily net assets. The High Income Fund's Class B shares also are subject to a management fee computed and payable monthly in an amount equal to the aggregate of .75 of 1% of the Fund's average daily net asset value on an annualized basis with such amount reduced to
 .625 of 1% of the Fund's average daily net assets over $500 million and a Rule 12b-1 fee at an annual rate of 1.00% of average daily net assets. The International Equity Fund and High Income Fund Class D shares are not subject to any front end sales load, CDSC or 12b-1 fees, and are only offered to certain employees of the Adviser and its affiliates.

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         14. Each Equity Fund's Class B shares held for eight years after purchase will be automatically converted into Class A shares of such Equity
Fund.

         15. Each Money Fund currently intends to offer one class of shares, but reserves the right to issue additional classes. Each Money Fund's shares are offered without front-end sales loads or CDSC's. Each Money Fund's shares are subject to a management fee of .40% of the average daily net assets, which is reduced to .35% of the average daily net assets over $1 billion. Money Fund shares are subject to a Rule 12b-1 fee of up to .40% of the average daily net assets of each Money Fund, the current amount being .25% of the average daily net assets. The minimum investment for Money Fund shares is $250 with such minimum subject to waiver at the discretion of the Money Funds.

         16. Class A or Class B shares of a Fund may be exchanged for shares of the same class in any other DLJ Winthrop Fund (the "Fund"). Shareholders whose initial investment was directly into a Money Fund may exchange such shares in either class of the other Opportunity Funds or the DLJ Winthrop Focus Funds (the "Focus Funds"). Shares of each Money Fund established pursuant to the Fund's exchange privilege will be eligible for exchange into the Opportunity Funds or Focus Funds provided that the exchange is directed into the same class of shares upon which the initial investment was made. Shareholders whose initial investment was invested directly into a Money Fund will, upon an exchange request, automatically be exchanged into Class A shares of the requested Fund unless otherwise indicated by written notice.

         17. This Plan is hereby approved by a majority of the Trustees of the Opportunity Funds, including a majority of the Trustees who are not interested persons of each Opportunity Fund (collectively, the "Trustees"). The Trustees have found that this Plan, including the expense allocation, is in the best interests of the Trust and the

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Opportunity Funds. The Trustees have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.



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